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                                                               EXHIBIT (P)(2)(h)

                             JOSEPHTHAL & CO. INC.
                              INVESTMENT ADVISOR
                                CODE OF ETHICS

I.   Applicability

This Code of Ethics (the "Code") is applicable to all persons designated as "Access Persons" of Josephthal & Co., Inc. ("Josephthal") that are registered as investment advisers ("Josephthal Investment Advisors") with the Securities and Exchange Commission (the "SEC") and any Portfolio Manager or Investment Personnel.

II.  Overview of Regulatory Framework

Josephthal supervises the investment portfolio of registered investment company accounts ("Investment Companies") and other investment advisory client accounts (collectively, "Advisory Clients"). Pursuant to investment advisory agreements with the Advisory Clients, Josephthal is authorized to take all actions necessary and appropriate to carry out the investment objectives and investment policies established for each Advisory Client, including, but not limited to, the purchase and sale of securities on each Advisory Client's behalf. In carrying out these contractual obligations, Josephthal acknowledges that they have a fiduciary duty to the Advisory Clients and that this duty is recognized under federal securities laws and regulations. In particular, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), establishes as a matter of federal law the fiduciary status of investment advisers and regulates the relationship between investment advisers and their advisory clients. The Advisers Act, among other things, prohibits advisers from engaging in practices that constitute fraud or deceit upon advisory clients, including the practice of an adviser or an employee of an adviser trading privately insecurities for personal benefit at the same time that its advisory clients are caused to trade in the same securities.

The Investment Company Act of 1940, as amended (the "1940 Act"), regulates and controls Josephthal as an investment adviser. The 1940 Act specifically prohibits certain types of financial transactions, either directly or indirectly, involving Josephthal or its officers and employees, unless prior written approval is obtained from the SEC. The 1940 Act also requires every investment company and each investment adviser for such investment company to adopt a written code of ethics.

Josephthal has adopted this Code in compliance with both the Advisers Act and the 1940 Act. This Code, together with the compliance policies and written supervisory procedures, is designed to detect and prevent violations of the Adviser's Act and the 1940 Act.

All personal securities transactions must be conducted consistent with the Code and in a manner to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. In conducting personal securities transactions, Access Persons must not take inappropriate advantage of their positions and must at all times place the interest of Advisory Clients first.

Josephthal has adopted the standards outlined below to prevent potential conflicts of interest between Access Person's personal business activities and the investment activities of Advisory Clients.

III. Definitions

The following definitions are applicable to terms used in the Code:

     1.   Access Person.  The term "Access Person" means any individual
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          affiliated with Josephthal or its Advisory Client in a control relationship who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security for an Advisory Client, or whose functions relate to the making of any recommendations with respect to these purchases or sales.
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     2.   Adviser Supervisor.  The term "Adviser Supervisor" means a qualified
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          individual, designated by Josephthal to supervise Access Persons and monitor compliance with the firm's policies and procedures and regulatory requirements.


     3.   Beneficial Ownership.  The term "Beneficial Ownership" includes
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          accounts of a spouse or domestic partner, minor children and relatives living in an Access Person's home, as well as accounts of any other person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership, including benefits associated with survivorship or inheritance. For purposes of this Code, a prohibition or requirement applicable to any Access Person applies also to transactions in securities for any account for which the Access Person has a Beneficial Ownership, including transactions executed by the Access Person's spouse or relatives living in the Access Person's household, unless such account is specifically exempted from such requirement by the Adviser Supervisor. A copy of a Release issued by the SEC on the meaning of the term "Beneficial Ownership" is available upon request, and should be studied by any Access Person concerned with this definition before preparing any report.

     4.   Considered for Purchase or Sale.  A security is being "Considered for
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          Purchase or Sale" when a recommendation to purchase or sell the security has been made and communicated by an authorized Access Person in the course of his or her duties. With respect to the person making the recommendation, a security is being "Considered for Purchase or Sale" when the person seriously considers making such a recommendation.

     5.   Control.  The term "Control" has the same meaning as in Section 2
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          (a)(9) of the 1940 Act (i. e., the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company). Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

     6.   Exempt Officers, Directors and Trustees.  The phrase "Exempt Officers,
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          Directors and Trustees" means an officer, director, or trustee who is not an "interested person" of an Investment Company within the meaning of Section 2(a)(19) of the 1940 Act. The Adviser Supervisor shall make the determination as to the exempt status of any officer, director, or trustee.

     7.   Investment Personnel.  The term "Investment Personnel" includes those
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          employees who are authorized to make investment decisions or to recommend securities transactions on behalf of clients, research analysts, and employees who work directly with portfolio managers and traders in an assistant capacity.

     8.   Portfolio Manager.  The term "Portfolio Manager" means a person with
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          the direct responsibility and authority to make investment decisions affecting an Advisory Client, including, but not limited to, private placement and private account Portfolio Managers.

     9.   Security or Securities.  The term "Security" shall have the same
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          meaning as set fourth I Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued or guaranteed by the U. S. Government, banker's acceptances, bank certificates of deposit, and commercial paper. Any prohibition or reporting obligation relating to a Security shall apply equally to any option, warrant, or right to purchase or sell the Security and to any Security convertible into or exchangeable for such Security (i. e., a "Related Security").

IV.  Standards of Conduct

     1. No Access Person may engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of Advisory Clients; nor shall he or she make use of any confidential information gained by reason of his or her affiliation with the
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          Josephthal Investment Adviser or its affiliate in order to derive a personal profit for himself or herself or for any beneficial interest, in violation of the fiduciary duty owed by Josephthal and its affiliates to Advisory Clients.

     2. No Access Person shall purchase or sell, directly or indirectly, any Security (or Related Security) in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership and that he or she knows or should have known, at the time of purchase or sale: (i) is being Considered for Purchase or Sale for an Advisory Client; or (ii) is being purchased or sold for an Advisory Client. Securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition with the approval of the Adviser Supervisor.

     3. When a Security in which a Portfolio Manager has Beneficial Ownership is recommended to his/her client for purchase, the Portfolio Manager's interest (including dates of acquisition and costs) must be disclosed to the Adviser Supervisor prior to the recommendation being made. Securities purchased or sold through basket trades for index-based accounts may be exempted from this requirement with the approval of the Adviser Supervisor.

     4. No Access Person may use material, nonpublic information when engaging in Securities transactions. Any Access Person who obtains Material, confidential information

          (a)  by reason of his or her employment;

          (b) by entering into a special confidential relationship in the conduct of his or her duties; or

          (b) inadvertently, shall immediately report the receipt of such information to the Adviser Supervisor.

     5. Without obtaining prior written approval from the Adviser Supervisor, no Access Person shall dispense any reports, recommendations, or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone outside or inside Josephthal, unless such persons have a business need for this information as a part of their normal duties and activities. However, Access Persons may disclose this information

          (a)  where there is a public report containing the same information;

          (b) when the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between Josephthal and its Advisory Clients; or

          (c) when the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and when these persons receive the information in the course of carrying out their fiduciary duties. Note: No such information may be dispensed without the prior approval of the Advisor Supervisor.

     6. No Access Person shall accept directly or indirectly from a broker /dealer or any other person who transacts business with Josephthal or its Advisory Clients gifts, gratuities, preferential treatment, valuable consideration or favors that are excessive in value or frequency which might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such Access Person's duties as a fiduciary. Additional limitations and prohibitions on the receipt of gifts or entertainment can be found in Josephthal's Policy Handbook.

     7. No Access Person shall join an investment club, or enter into an investment partnership (including hedge funds) without first obtaining written approval from the Adviser Supervisor and Chief Compliance officer.

     8. Portfolio Managers are prohibited from buying or selling a Security, directly or indirectly in a personal or beneficially owned account, within seven calendar days before and after an Advisory
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          Client trades in that same Security. All Access Persons are prohibited from buying or selling a Security, directly or indirectly in a personal or beneficially owned account, within seven calendar days before any anticipated trade for an Advisory Client in that same Security. Securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition upon the prior written consent of the Adviser Supervisor.

     9. Access Persons are prohibited from profiting, directly or indirectly, in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Securities exempted from the prior clearance requirement as outlined in (Article V) below are also exempt for this prohibition.

     10. Access Persons shall not purchase, directly or indirectly, any Securities in a personal or beneficially owned account, or by reason of a transaction, acquire direct or indirect beneficial ownership of Securities, in an initial public offering without the prior approval of the Adviser Supervisor and the Chief Compliance officer.


V.   Pre-Clearance Requirements

     1. No Access Person shall purchase or sell any Security in a personal or beneficially owned account without obtaining prior approval from the Adviser Supervisor. The Adviser Supervisor will document such approval by initialing the order ticket. This requirement included direct or indirect purchases of the Security except Securities issued by the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, shares of registered open-ended mutual funds, and high quality short term debt instruments, including repurchase agreements. "High quality short-term debt instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a national recognized rating organization (NRRO).

     2. Access Persons (not including Fund Managers) who are Department Heads, Managing Directors, or corporate officers of Josephthal are not required to have their purchases or sales pre-cleared. The Compliance Department monitors the purchases and sales of these individuals and will recommend appropriate action in the event it detects possible Code of Conduct violations.

     3. Pre-clearance is effective only until the close of trading on the day it is granted, although "after-hours" Internet trades are permitted with proper pre-clearance, provided that the transaction is effected prior to midnight on the day it is granted.

     4. Limit Orders must be pre-cleared on the day the order is placed with a broker, prior to the opening of the order. Limit orders are to be pre-cleared on subsequent days so long as the order remains open.

     5. No Access Person shall acquire directly or indirectly any Beneficial Ownership of Securities in a private placement without obtaining prior written approval of the Adviser Supervisor.

     6. No Access Person shall serve on the board of directors of a publicly traded company without obtaining prior clearance from the Adviser Supervisor and General Counsel. The Chief Compliance Officer must be advised of any approvals.

     7. No Access Person shall (i) act as an investment adviser to any other person or entity for compensation; or (ii) obtain a significant interest in a broker/dealer.

VI.  Exempt Purchases and Sales

     The prohibitions of Articles IV and V shall not apply to:
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      1.  Purchases or sales effected in any account over which the Access
          Person has no direct or indirect influence or control.

      2. Transactions in employee benefit plans or employer-sponsored investment programs.

      3.  Purchases, which are part of an automatic dividend reinvestment plan.

      4. Purchases or sales effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from such issuer.

      5. Other purchases or sales which are non-volitional (e. g., inherited securities or Corporate Actions).

VII.  Exceptions

      1. Exceptions to this Code will be granted only in rare circumstances, and then only with the prior written approval of the Advisor Supervisor. Exceptions may be granted only when the Advisor Supervisor believes that the potential for conflict is remote. Copies of all written approvals will be maintained by the Advisor Supervisor and will describe the circumstances surrounding and the justification for granting the exception.

      2. The exceptions to the policies and procedures described in this Code should not be viewed as necessarily applicable to the other codes or written standards of business conduct adopted by Josephthal or its subsidiaries or affiliates which may also be applicable to Access Persons covered under this Code. Exceptions to these other requirements must be obtained independently.

VIII. Reporting

      1.  Reporting Obligation.  Every Access Person shall report to the Adviser
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          Supervisor, the information described in Section 3 below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security (e. g., purchases or sales by an Access Person's spouse).

      2.  Exempt Officers, Directors, and Trustees.  An Exempt Officer, Director
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          or Trustee shall report a transaction in a Security if such Officer,
          Director, or Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as an Exempt Officer, Director, or Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction in a Security by the Officer, Director, or Trustee, such Security was purchased or sold or an Advisory Client or was considered by such Advisory Client for purchase or sale.

      3. Form of Report. Quarterly reports of securities transactions shall be made no later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (a) The date of the transaction, the issuer's name and the number of shares, and/or the principal amount of the shares involved;

          (b) The nature of the transaction, i. e., purchase, sale or any other type of acquisition or disposition;

          (c)  The price at which the transaction was effected; and

          (d) the name of the broker, dealer, or bank with or through whom the transaction was affected.
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               All reports shall be made on an appropriate form, as distributed by the Advisor Supervisor. Originals (or duplicate copies) of brokerage statements may be attached to a signed report in lieu of setting forth the information otherwise required.

     4.   Disclaimer of Beneficial Ownership.  Quarterly reports of securities
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          transactions shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     5.   Notification of Reporting Obligation.  The quarterly report of
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          securities transactions is designed to comply with the requirements of the SEC under the Advisors Act and the 1940 Act. Every Access Person has a continuing obligation to file such reports in a timely manner. Information supplied on the reports is available for inspection by the SEC at any time.

     6.   Disclosure of Personal Holdings.  All Access Persons must disclose all
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          personal Securities holdings upon commencement of employment and thereafter on any annual basis.

     7.   Disclosure of Interest in Transaction.  No Access Person shall
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          recommend any securities transaction for any Advisory Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation: (a) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (b) any contemplated transaction by such person in such Securities; (c) any position with the issuer or its affiliates; (d) any present or proposed business relationship between the issuer or its affiliates and such person or any party in which such person has a significant interest; and (e) any factors about the transaction that are potentially relevant to a conflicts of interest analysis.

     8.   Confidentiality.  All information obtained from any Access Persons
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          hereunder shall be kept in strict confidence, except that reports of securities transactions will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

IX.  Certifications

     1. All Access Persons, within 10 days of becoming an Access Person, shall certify that they have: (a) received a copy of this Code; (b) read and understood the provisions of this Code; and (c) agreed to serve the Advisory Clients in accordance with the terms of this Code.

     2. All Access Persons shall annually certify that they have: (a) read and understood this Code; (b) complied with the principles of this Code; and (c) disclosed or reported all personal securities transactions, which are required by the Code to be disclosed or reported.

X.   Records of Securities Transactions

     Every Access Person shall direct his or her broker to supply the Adviser Supervisor, on a timely basis, with duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for brokerage accounts in cases where personal or beneficially owned accounts are held outside of the Firm.

XI.  Sanctions

     Any violation of this Code shall be reported to and considered by the Chief Compliance Officer and, in his or her discretion, by senior management of Josephthal. Such individuals or bodies shall impose sanctions as deemed appropriate in the circumstances, and may include disgorging of profits and termination of employment of the violator.